EXHIBIT 28(e) 20 UNDER FORM N-1A

EXHIBIT 1 UNDER ITEM 601/REG. S-K

Exhibit II

to the

Distributor's Contract

Federated World Investment Series, Inc.

Federated International Leaders Fund

Class R6 Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1994, between Federated World Investment Series, Inc. (formerly, World Investment Series, Inc.) and Federated Securities Corp., Federated World Investment Series, Inc. executes and delivers this Exhibit on behalf of the Class R6 Shares of Federated International Leaders Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of June, 2013.

FEDERATED WORLD INVESTMENT SERIES, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President